Exhibit 99.1

Environmental Solutions Group Holdings Limited, Pioneer in Sustainable Circular Economy Solutions, Announces Signing of Definitive Agreement to Combine with Genesis Unicorn Capital Corp. (Nasdaq:GENQ)

Environmental Solutions Group Holdings Limited (“ESG”) and Genesis Unicorn Capital Limited (“GENQ”) Enter into a Merger Agreement.

●	Combination values the combined company, to be renamed ESGL Holdings Limited, at an implied pro forma enterprise value of $161.25 million (assuming no redemptions in connection with the transaction)
●	ESG is a circular economy solutions pioneer in Singapore. ESG restores and regenerates industrial waste into sustainable circular products, in partnership with companies to achieve their sustainability goals
●	With operations in Singapore, we believe ESG will have a geographic coverage advantage for expanding into the ASEAN market as Singapore aims to be a leading regional center for developing new sustainability solutions as part of its 2050 Green Plan. The inception of the ASEAN circular economy framework should further accelerate cross border expansion opportunities
●	The combined company will be named ESGL Holdings Limited and will apply for listing on the Nasdaq under the ticker ESGL
●	ESG’s CEO and Chairman, Leng Chuang Quek, and the existing ESG management team to lead the combined company

New York, NY, November 30, 2022 – Environmental Solutions Group Holdings Limited (“ESG”), a provider of sustainable waste solutions, and Genesis Unicorn Capital Corp. (Nasdaq: GENQ), a special purpose acquisition company, announced today that they have entered into a definitive merger agreement that upon closing will result in ESG becoming a publicly traded company. The transaction is expected to be completed in the second quarter of 2023, subject to regulatory approvals and other customary closing conditions. After closing, the combined entity, ESGL Holdings Limited, a Cayman Islands exempted company (“ESGL”), is expected to trade on the Nasdaq under the ticker symbol ESGL. The transaction reflects an estimated pro forma enterprise value for the combined company of approximately $161.25 million (assuming no redemptions in connection with the transaction).

Leng Chuang Quek, CEO and Chairman of ESG, commented, “The partnership we announced with GENQ today is a remarkable milestone in ESG’s sustainability and circularity journey. We believe the GENQ board’s recognition of our ambition through this merger will allow us to accelerate our growth, expand our reach into South-East Asia, and continue to build on our disruptive solutions for the circular economy. This is an exciting time for the ESG team, our partners and everyone else who believes that the circular economy is a critical pillar to support and accelerate towards becoming a net zero region”

Dr. Adeoye Olukotun, CEO of GENQ, added, “ESG is a pioneer in terms of anchoring its waste treatment business around the core concepts of circularity and sustainability. Leveraging on the Singapore government’s push towards net zero emissions by 2050, we believe ESG is well-poised to ride the wave of the country’s push towards its sustainability and carbon reductions targets. We look forward to working with the ESG team in achieving their aim of becoming a market leader in the circularity and sustainability space in Singapore and the larger Southeast Asian markets.”

As part of the deal, ESG will retain its experienced management team, led by CEO and Chairman Leng Chuang Quek. The board of directors of the combined company will consist of six directors, of whom one individual will be designated by GENQ and of whom five individuals will be designated by ESG.

Transaction Overview

Upon the closing of the transactions contemplated by the merger agreement, (a) GENQ will be merged with and into ESGL (the “Redomestication Merger”), with ESGL surviving the Redomestication Merger, and (b) ESGH Merger Sub Corp., a Cayman Islands exempted company and wholly owned subsidiary of ESGL (“Merger Sub”), will be merged with and into ESG (the “Acquisition Merger”), with ESG surviving the Acquisition Merger as a direct wholly owned subsidiary of ESGL (collectively, the “Business Combination”). Pursuant to the terms of the merger agreement, the aggregate consideration to be paid at the closing of the Business Combination to existing shareholders of ESG is $75,000,000 less certain transaction costs, the net cash debt of ESG as of the closing and an estimate of the working capital adjustment described below (the “Merger Consideration”), which will be paid in newly issued ordinary shares of ESGL at a deemed price of $10.00 per share. The Merger Consideration otherwise payable at the closing of the Business Combination to ESG shareholders shall be reduced by 375,000 ordinary shares of ESGL (the “Holdback Amount”). Following the final determination of the working capital amount at closing compared to the target working capital amount of $3,500,000, the Merger Consideration shall be adjusted accordingly based on the working capital adjustment provisions contained in the merger agreement, with each ESG shareholder receiving its pro rata share of the Holdback Amount, if any.

The Business Combination has been approved by the boards of directors of each of GENQ and ESG. The Business Combination will require the approval of the shareholders of GENQ and ESG and is subject to other customary closing conditions, including a registration statement on Form F-4 (the “Registration Statement”), which Registration Statement will also include a proxy statement of GENQ being filed with and cleared by the U.S. Securities and Exchange Commission (the “SEC”). The transaction is expected to close in the second quarter of 2023.

Additional information about the proposed Business Combination, including a copy of the merger agreement, will be available in a Current Report on Form 8-K to be filed by GENQ with the U.S. Securities and Exchange Commission and at www.sec.gov.

Advisors

ARC Group Limited is acting as sole financial and M&A advisor to ESG. Saul Ewing LLP is acting as US legal counsel to ESG. Taylor Wessing and Altum Law Corporation are acting as legal counsel to ESG in international and Singapore law, respectively. MSPC Certified Public Accountants and Advisors, A Professional Corporation, serves as ESG’s auditor.

EF Hutton, division of Benchmark Investments, LLC, is acting as capital markets advisor to GENQ. Loeb & Loeb LLP is acting as US legal counsel to GENQ. Marshall & Stevens Transaction Advisory Services LLC is acting as the fairness opinion provider to the board of directors of GENQ.

About Genesis Unicorn Capital Corp.

Genesis Unicorn Capital Corp. (“GENQ”) is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On February 17, 2022, GENQ consummated its initial public offering (the “IPO”) of 8,625,000 units (including an additional 1,125,000 units pursuant to the exercise in full of the underwriters over-allotment option) at $10.00 per unit. Each unit consisted of one share of Class A common stock and one warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The aggregate gross proceeds of the IPO, including the over-allotment, were $86,250,000, prior to deducting underwriting discounts, commissions, and other offering expenses. EF Hutton, division of Benchmark Investments LLC, served as the sole book-running manager of the IPO.

Important Information About the Proposed Business Combination and Where to Find It

For additional information on the proposed Business Combination, see GENQ’s Current Report on Form 8-K to be filed with the SEC. In connection with the Business Combination, GENQ and ESG intend to file relevant materials with the SEC, including a registration statement on Form F-4 (the “Registration Statement”), which Registration Statement will also include a proxy statement of GENQ, and will file other documents regarding the proposed Business Combination with the SEC. Before making any voting or investment decision, GENQ’s shareholders and other investors and interested persons are advised to read, when available, the preliminary proxy statement/prospectus contained in the Registration Statement, the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed Business Combination, as these materials will contain important information about ESG and GENQ and the proposed Business Combination. Promptly after the Registration Statement is declared effective by the SEC, GENQ will mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the Business Combination and other proposals set forth in the proxy statement/prospectus. The documents filed by GENQ with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to Genesis Unicorn Capital Corp., 281 Witherspoon Street, Suite 120, Princeton, NJ, 08540; Attn: Samuel Lui; samuel.lui@genesisunicorn.com; (609) 466-0792.

Participants in the Solicitation

Genesis Unicorn Capital Corp., a Delaware corporation (“GENQ”), Environmental Solutions Group Holdings Limited, a Cayman Islands exempted company (“ESG”), and their respective directors, executive officers, employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of shares of GENQ common stock in respect of the proposed transaction described herein. Information about GENQ’s directors and executive officers and their ownership of GENQ’s common stock is set forth in GENQ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K”) and the final prospectus dated February 14, 2022 (the “Prospectus”) filed with the SEC in connection with the IPO, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated below.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding the proposed transactions (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) among GENQ, ESGL, ESGH Merger Sub Corp. (“Merger Sub”), ESG and Quek Leng Chuang, solely in his capacity as shareholder representative, agent and attorney-in-fact of the shareholders, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company and the expected timing of the Merger. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on GENQ and ESG managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against GENQ, the combined company, or others following the announcement of the Merger and the Merger Agreement; (3) the inability to complete the Merger, including due to the failure to obtain approval of GENQ’s stockholders or to satisfy other conditions to closing in the Merger Agreement; (4) the amount of redemption requests made by GENQ’s stockholders; (5) changes to the proposed structure of the Merger that may be required or appropriate as a result of applicable laws; (6) the ability to meet Nasdaq listing standards following the consummation of the Merger; (7) the risk that the Merger disrupts current plans and operations of ESG as a result of the announcement and consummation of the Merger; (8) the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with third parties and partners and retain its management and key employees; (9) costs related to the Merger; (10) changes in applicable laws or regulations; (11) the possibility that ESG or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; (12) the availability of capital and ESG estimates of expenses; (13) changes in the assumptions underlying ESG’s expectations regarding its future business or business model; and (14) other risks and uncertainties set forth in the Registration Statement to be filed by GENQ with the SEC in connection with the Merger, including those under “Risk Factors” therein, and other documents filed or to be filed from time to time with the SEC by GENQ.

A further list and description of risks and uncertainties can be found in the Form 10-K and in the Registration Statement that will be filed with the SEC by GENQ in connection with the proposed transaction, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Any forward-looking statement made by us in this press release is based only on information currently available to GENQ and ESG and speaks only as of the date on which it is made. GENQ and ESG undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law. Forecasts and estimates regarding ESG’s industry and end markets are based on sources GENQ and ESG believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and do not reflect actual results.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This press release also shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the Business Combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Genesis Unicorn Capital Corp. Contact

Samuel Lui

President & CFO

281 Witherspoon Street, Suite 120

Princeton, NJ, 08540

Email: samuel.lui@genesisunicorn.com

Tel: (609) 466-0792

Environmental Solutions Group Holdings Limited Contact:

Lawrence Law

Chief Sustainability and Growth Officer

101 Tuas South Avenue 2

Singapore 637226

Email: lawrence.law@env-solutions.com

Tel: (65) 6653 2299

For more information about ESG, please visit www.esgl.asia